Exhibit 10.9

Amendment to and Partial Cancellation of Consulting Agreement

This document amends the Consulting Agreement between Gen2Media Corporation and Vanguard Capital, LLC. The parties agree that the Consulting Agreement is hereby amended to cancel any cash payment to Vanguard, and instead, Vanguard has agreed to accept warrants for 2,000,000 shares of common stock of Gen2 for its services. The exercise price for these warrants shall be 1 cent per share, and may be exercised at any time by Vanguard. However, in no event will Vanguard ever be entitled to exercise any of these warrants if the exercise of same shall cause the overall beneficial ownership of Vanguard, or its partners, in Gen2 to exceed 9.9% in the aggregate. The timing of the ability of Vanguard to exercise these warrants shall be automatically adjusted to insure that neither Vanguard, nor any of it’s partners always remain below said 9.9% at all times. The shares underlying these warrants shall be registered along with all other investor shares. All other terms of the Consulting Agreement shall remain in effect.

Vanguard Capital, LLC	Gen2Media Corporation

By:	By: